Exhibit 99.1

FOR IMMEDIATE RELEASE

STEVEN SPINNER JOINS THE BOARD OF DIRECTORS

OF ARKANSAS BEST CORPORATION

(Fort Smith, Arkansas, July 25, 2011) — Arkansas Best Corporation (Nasdaq: ABFS) today announced that Steven L. Spinner, current President and Chief Executive Officer of United Natural Foods, Inc. (Nasdaq: UNFI) has been appointed to the Arkansas Best Corporation Board of Directors, effective July 21, 2011.

“As the current chief executive of a publicly-traded company for which efficient distribution of goods is so important, Steve Spinner will be a great resource for Arkansas Best,” said Judy R. McReynolds, Arkansas Best President and Chief Executive Officer.  “We are excited and pleased to welcome him to our board.”

Mr. Spinner, 51, has led UNFI and served as a member of its board since September 2008.  Prior to joining UNFI, Mr. Spinner was President and Chief Executive Officer of Performance Food Group Company (“PFG”), the third largest broadline food service distributor in the United States.  He served in several capacities during his time at PFG.  From October 1997 to October 2000, Mr. Spinner was the President of AFI Foodservice Distributors, Inc., a wholly owned subsidiary of PFG.

As an Arkansas Best board member, Mr. Spinner will also serve on the board’s Audit Committee.

Arkansas Best Corporation, headquartered in Fort Smith, Arkansas, is a transportation holding company. ABF Freight System, Inc., Arkansas Best’s largest subsidiary, has been in continuous service since 1923. ABF has evolved from a local less-than-truckload (LTL) motor carrier into a global provider of customizable supply chain solutions.  More information is available at arkbest.com and abf.com.

Contact:	Mr. David Humphrey, Vice President of Investor Relations & Corporate Communications
Telephone: (479) 785-6200

END OF RELEASE